Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. ANNOUNCES DIRECTOR ELECTION

Purchase, New York, December 20, 2011 — TAL International Group, Inc. (NYSE: TAL), announced today that Helmut Kaspers was appointed to its Board of Directors.  Brian M. Sondey, Chief Executive Officer of TAL International Group Inc., stated that “We are pleased to announce the appointment of Helmut Kaspers to TAL International Group, Inc.’s Board of Directors. Mr. Kaspers is a seasoned executive in the field of logistics. He is a member of the executive committee and the Chief Operating Officer Air & Ocean of Logwin AG (Logwin Logistics). He joined Logwin in 2006 after holding leadership positions with several of the world’s largest logistics companies. Mr. Kaspers’ knowledge and experience in ocean logistics makes him a valuable addition to our Board of Directors.”

Effective December 15, 2011 Brian J. Higgins, John W. Jordan II, and David W. Zalaznick resigned from the Board of Directors of TAL International Group, Inc. and of each of its U.S. subsidiaries. David W. Zalaznick resigned from the Compensation Committee and was replaced by Claude Germain. John W. Jordan II resigned from the Nominating and Corporate Governance Committee and was replaced by Malcolm Baker.

As a result of its equity offering on April 6, 2011 TAL International Group, Inc. ceased to be a “controlled company” under New York Stock Exchange rules and had one year from that date to have a majority of the Board of Directors of TAL International Group, Inc. be composed of independent directors. As a result of the above appointment and resignations a majority of the Board of Directors of TAL International Group, Inc. is now composed of independent directors.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 221 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 1,009,028 containers and related equipment representing approximately 1,648,168 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contacts

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900